Exhibit 3.36

ARTICLES OF AMENDMENT TO THE

ARTICLES OF INCORPORATION OF

AMERICAN DISTRIBUTORS, INC.

(NAME CHANGE TO GOODMAN DISTRIBUTION, INC.)

Pursuant to the provisions of Articles 4.02 and 4.04 of the Texas Business Corporation Act, the undersigned corporation adopts the following articles of amendment to its articles of incorporation:

ARTICLE I

The name of the corporation is American Distributors, Inc., Charter Number 115494300.

ARTICLE II

The following amendment to the Articles of Incorporation was adopted by the shareholders of the corporation on March 22, 2004.

Article One of the Articles of Incorporation shall be deleted in its entirety and replaced with the following:

“ARTICLE ONE

The name of the corporation is Goodman Distribution, Inc.”

ARTICLE III

The number of shares of the corporation outstanding at the time of such adoption was 1,000; and no shares of the corporation are entitled to vote as a class or series.

ARTICLE IV

The holders of all of the shares of the corporation outstanding have signed a consent in writing pursuant to the provisions of Article 9.10 of the Texas Business Corporation Act, adopting said amendment and any written notice required by such Article has been given.

ARTICLE V

Delayed Effectiveness. As permitted by Article 10.03 of the Texas Business Corporation Act, these Articles of Amendment to Articles of Incorporation shall be effective at 12:02 a.m., Houston, Texas, time on April 1, 2004 (the “Effective Time”).

DATED: March 22, 2004, but effective as of the Effective Time.

American Distributors, Inc.

By:	/s/ Ben D. Campbell
Ben D. Campbell
Executive Vice President